Exhibit 99.1

News Release
www.nortel.com

FOR IMMEDIATE RELEASE:		March 16, 2007

For more information:

Media	Media	Investors
Jay Barta	Mohammed Nakhooda	(888) 901-7286
(972) 685-2381	(905) 863-7407	(905) 863-6049
jbarta@nortel.com	mohammna@nortel.com	investor@nortel.com
Nortel Reports Results for the Fourth Quarter and Full Year 2006
•	Q4 revenues up 10 percent year over year to $3.32 billion

•	Q4 operating margin* of 4.2 percent compared with 1.4 percent in prior year

•	Q4 net loss of $80 million, $0.19 per common share on a diluted basis

•	Full Year 2006 revenues of $11.42 billion, up 9 percent year over year

•	Full year operating margin* of 0.0 percent compared with (0.2) percent in 2005

•	Full Year 2006 net earnings of $28 million, $0.06 per common share on a diluted basis

•	Year End 2006 cash balance of $3.49 billion — reflecting strong positive cash flow from operations of $520 million in Q4 and $237 million for the full year

•	Restatement completed
TORONTO — Nortel Networks** Corporation’s [NYSE/TSX: NT] continued focus on growth initiatives and organizational simplification delivered measurable operational and financial progress as the Company today announced results for the fourth quarter and audited results for the year 2006. These results were prepared in accordance with United States generally accepted accounting principles in U.S. dollars.
“A relentless focus on execution in 2006 delivered solid progress on our Business Transformation plan and laid the foundations upon which Nortel will build its future. I am particularly pleased with the progress made in the fourth quarter as we grew revenues by 10 percent, grew our backlog, and improved operating margin and operating cash flow performance. In fact, the fourth quarter operating margin, was the highest in eight quarters and the operating cash flow performance for 2006 was the best since 1998,” said Mike Zafirovski, Nortel president and CEO. “We are 100% focused on the future and are taking the necessary steps to reduce costs, grow revenues faster than the market in key next-generation solutions and position the Company for profitable growth. There is a significant amount of work left to be done, but today Nortel is stronger than it has been in years.”
Fourth Quarter 2006 Results
Revenues for the fourth quarter of 2006 were $3.32 billion. Nortel achieved year over year revenue increases of 10 percent in the quarter and 14 percent sequentially as it continued to drive its core strategy and expand its business through growth in our strategic priority areas of the Transformed Enterprise, Next Generation Mobility and Convergence, and Services and Solutions.

(*)	Operating Margin is a non-GAAP measure defined as Gross Profit less SG&A and R&D expenses divided by Revenue (see Consolidated Statements of Operations attached to this press release). The Company believes that operating margin is a meaningful measurement of operating performance.

Net earnings in the fourth quarter of 2006 was $80 million, or $0.19 per common share on a diluted basis, included a gain of $164 million on the sale of assets, a shareholder litigation expense of $234 million reflecting a mark-to-market adjustment of the share portion of the global class action settlement and special charges of $29 million for restructuring. The net loss in the fourth quarter of 2005 was $2,286 million, which included a litigation expense of $2,474 million, a tax benefit of $134 million and special charges of $24 million. The net loss in the third quarter of 2006 was $63 million, which included a benefit of approximately $43 million related to the announced changes to the North American employee benefit plans, a gain of $15 million on the sale of assets, a shareholder litigation expense of $38 million and special charges of $22 million.
The fourth quarter of 2006 operating margin was impacted by two items, higher accruals for commissions and incentive plans, largely offset by increased profitability of our LG-Nortel joint venture resulting from the recognition of previously deferred revenue. Although we expect improved annual performance from the LG-Nortel joint venture in 2007, the strong performance in the fourth quarter of 2006 is not expected to be repeated to the same extent in quarters throughout 2007.
Deferred revenues decreased sequentially by $152 million from third quarter 2006 and by $187 million since the beginning of 2006. Order input for the quarter was $3.43 billion, up from $3.38 billion in the fourth quarter of 2005 and up from the $2.33 billion in the third quarter of 2006.
Mobility and Converged Core Networks (MCCN) revenues in the fourth quarter of 2006 were $1,672 million, a decrease of 5 percent compared with the year-ago quarter and an increase of 10 percent sequentially. In the fourth quarter, the strong pace of CDMA growth was offset by declines in the GSM business, primarily due to a contract in Asia not repeated in 2006 and a decrease in North American GSM revenues.
Recent MCCN highlights include:
•	Signed a $2 billion wireless equipment and services deal with Verizon Wireless;

•	Completed sale of certain assets and liabilities related to UMTS access business to Alcatel-Lucent;

•	Introduced mobile WiMAX portfolio to position Nortel for leadership in the emerging 4G market; signed WiMAX contract with Chunghwa Telecom in Taiwan; and conducted trials with Golden Telecom in Russia and with Toshiba Corporation for the Japanese Government.
Enterprise Solutions (ES) revenues in the fourth quarter of 2006 were $806 million, an increase of 61 percent compared with the year-ago quarter and an increase of 39 percent sequentially. The year over year strong growth was driven by the LG-Nortel joint venture (33 points) and robust growth in voice, data and applications revenues (28 points). We believe that we gained market share for the second consecutive quarter.
Recent ES highlights include:
•	Signed a three-year partnership agreement with BT to drive the uptake of VoIP, multimedia, instant messaging and mobile communications by UK enterprises of all sizes;

•	The Innovative Communications Alliance (ICA) formed by Nortel and Microsoft unveiled a roadmap for future development, signed agreements with dozens of customers, and has developed a pipeline of hundreds of prospects who want to realize the benefits of unified communications;

•	Contracts signed with the New York Times and the Montreal Canadiens hockey team;

•	Several new wins in the hospitality sector, including the Louisiana Superdome, Kernzer International Limited and the Intercontinental Jeddah Hotel in Saudi Arabia;

•	A string of new municipal-wireless customer wins, including Carlsbad, New Mexico; Occoquan Wireless in Occoquan, Virginia; and Ronco Communications in Niagara County, New York;

•	Momentum in the Middle East, with contracts from the American University in Cairo and the Dubai Silicon Oasis, the region’s innovations hub for high-tech industries;

•	Strategic additions to the enterprise portfolio, including two data products targeted specifically at the small and medium business market, and enhancements to the municipal wireless and contact center portfolios.

Metro Ethernet Networks (MEN) revenues in the fourth quarter of 2006 were $473 million, an increase of 18 percent compared with the year-ago quarter and an increase of 9 percent sequentially. A strong performance in the optical networking business was partially offset by declines in the data networking and security space.
Recent MEN highlights include:
•	MEN began 2007 with a groundbreaking win with BT, positioning Nortel as an important vendor for that company’s 21st Century project and validating our Provider Backbone Transport (PBT) technology;

•	Signed contract with MTC, a leading mobile operator in the Middle East and Africa, to deliver high-speed mobile services such as mobile video, multimedia messaging and web browsing in Kuwait;

•	Win with Iraq Telecommunications & Post Corporation, Iraq’s sole fixed-line operator, to build a nationwide optical backbone;

•	Other contracts around the globe included Ntl Telewest, the UK’s largest cable operator; the Chinese Academy of Sciences; Joint University Computer Center in Hong Kong; and Easynet Belgium.
Global Services (GS) revenues in the fourth quarter of 2006 were $313 million, an increase of 2 percent compared with the year-ago quarter with growth across all service groups and a decrease of 5 percent sequentially.
Recent GS highlights include:
•	Signed a three-year contract extension with Eastman Kodak Company for management of Kodak’s U.S. voice network;

•	Opened a new customer network management center in New Delhi, India, to deliver services & solutions to enterprises, service providers and cable operators worldwide;

•	Introduced a new network managed service — the industry’s first real-time, end-to-end support for IP telephony voice quality — to help enterprises speed their transition to VoIP;

•	Enhanced an already broad channel partner Assurance Services portfolio for Europe, Middle East and Africa with the addition of a program for small and medium business.
Gross margin
Gross margin was 40 percent of revenue in the fourth quarter of 2006, reflecting a strong contribution from the LG-Nortel joint venture and CDMA solutions. This compares to gross margin of 39 percent for the fourth quarter of 2005 and 38 percent for the third quarter of 2006. Compared to the fourth quarter of 2005, there were significant improvements in MCCN gross margins due to the negative impact of certain contracts in the fourth quarter of 2005 not repeated in the fourth quarter of 2006, partially offset by a significant decline in MEN margins due to product mix and lower margins in ES and GS.
Selling, general and administrative (SG&A)
SG&A expenses were $694 million in the fourth quarter of 2006, compared to $683 million for the fourth quarter of 2005, and $585 million for the third quarter of 2006. Compared to the fourth quarter of 2005, SG&A was impacted by the consolidation of the LG-Nortel joint venture, higher accruals for commission and bonus payments, and higher costs related to our business transformation initiatives, partially offset by lower restatement related and employee benefit plan costs.
Research and development (R&D)
R&D expenses were $488 million in the fourth quarter of 2006, compared to $457 million for the fourth quarter of 2005 and $474 million for the third quarter of 2006. Compared to the fourth quarter of 2005, R&D was impacted by increased investment in targeted product areas, higher accruals for bonus payments and the impact of the consolidation of the LG-Nortel joint venture, partially offset by lower employee benefit plan costs.
Other
Special charges in the fourth quarter of 2006 of $29 million included $13 million related to our prior restructuring plans and $17 million for the restructuring program announced June 27, 2006. As discussed in our February 7, 2007 press release, the business transformation programs to reduce operating costs and improve operating margins will result in additional restructuring costs, as the program is implemented.
Other income (expense) — net was $34 million of income for the fourth quarter of 2006, which primarily included interest and dividend income of $47 million.
Minority interest expense was $58 million in the fourth quarter of 2006, compared to $2 million for the fourth quarter of 2005 and $11 million for the third quarter of 2006. Compared to the fourth quarter of 2005, minority interest expenses were primarily driven by the profitability of the LG-Nortel joint venture in the fourth quarter of 2006 resulting from the recognition of previously deferred revenue.
Interest expense on long term debt was $84 million in the fourth quarter of 2006, compared to $54 million for the fourth quarter of 2005 and $85 million for the third quarter of 2006. Compared to the fourth quarter of 2005, interest expense on long term debt was up due to the increase in interest costs associated with the $2 billion aggregate principal amount of senior notes issued in July 2006.
Cash
Cash balance at the end of the fourth quarter of 2006 was $3.49 billion, up from $2.60 billion at the end of the third quarter of 2006. This increase was primarily driven by positive cash from operations of $520 million as well as $306 million in cash received upon the closing of the sale of certain assets and liabilities related to the UMTS Access business.
Full Year 2006 Results
For the year 2006, revenues were $11.42 billion compared to $10.51 billion for the year 2005. The Company reported net earnings for the year 2006 of $28 million, or $0.06 per common share on a diluted basis, compared to a net loss of $2,610 million, or $6.02 per common share on a diluted basis, for the year 2005.
Net earnings for the year 2006 included a shareholder litigation recovery of $219 million reflecting mark-to-market adjustments of the share portion of the global class action settlement, special charges of $105 million primarily related to restructuring activities, a benefit of approximately $43 million related to the announced changes to the North American employee benefit plans and a benefit of $206 million related to the sale of assets. The year 2005 results included a litigation expense of $2,474 million, special charges of $169 million and $47 million of costs related to the sale of businesses and assets.
Pensions
The unfunded status of the Company’s pension benefit obligation was $2.1 billion as of year end 2006, as compared to $2.5 billion in 2005. The decrease of $425 million resulted from changes to our North American plans announced in the second quarter of 2006, improved return on assets, and the Company’s contributions to the plans. The full unfunded status is recorded as a liability on the balance sheet in accordance with SFAS 158.
Outlook (a)
Commenting on the Company’s financial expectations, Peter Currie, executive vice president and chief financial officer, Nortel said, “For the full year 2007, we expect revenues to be flat to down slightly compared to 2006, reflecting a decrease in revenues as a result of the UMTS Access disposition (note that 2006 UMTS Access revenues associated with the assets sold was approximately $660 million). We expect full year 2007 gross margin to be in the low 40’s, as a percentage of revenues, and operating margin (b) to be at 5 percent, or higher, of revenues. For the first quarter of 2007, we expect revenues to be approximately flat compared to the same period in 2006, reflecting a decrease in revenues as a result of the UMTS Access disposition (note that Q1 2006 UMTS Access revenues associated with the assets sold was approximately $170 million). We expect first quarter of 2007 gross margin to be in the high 30’s, as a percentage of revenues, and operating expenses to be down modestly compared to the first quarter of 2006.”

(a)	The Company’s financial outlook contains forward-looking information and as such, is based on certain assumptions, and is subject to important risk factors and uncertainties (which are summarized in italics at the end of this press release) that could cause actual results or events to differ materially from this outlook.

(b)	Operating Margin is a non-GAAP measure defined as Gross Profit less SG&A and R&D expenses divided by Revenue. The Company believes that operating margin is a meaningful measurement of operating performance.
Material Weaknesses
As reported in our 2006 Annual Report on Form 10-K (“2006 Form 10-K”), management has implemented remedial measures and other actions to significantly improve Nortel’s internal control over financial reporting, which individually and in the aggregate addressed most of the internal control issues in the previously reported five material weaknesses. As at December 31, 2006, management has concluded that these measures resulted in the elimination of the five material weaknesses, with the exception of the deficiencies that comprise the revenue related material weakness as at December 31, 2006. See Item 9A in the 2006 Form 10-K for further information.
Restatement Completed
The restatement of certain prior periods announced on March 1, 2007 has been completed and is reflected in the 2006 Form 10-K. The restatement includes revisions to the Company’s previously reported 2006 nine month results resulting in increases in revenues and improvements in net earnings of approximately $15 million and $8 million, respectively, as well as revisions to its previously reported 2005 and 2004 financial results reflecting reductions in revenue of approximately $14 million and $38 million and increases in net loss of approximately $35 million and $40 million, respectively. With respect to financial results prior to 2004, the restatement includes cumulative reductions in revenues and earnings of approximately $28 million and $2 million, respectively.
Global Class Action Settlement
As previously announced, the Company signed a definitive agreement with the lead plaintiffs and Canadian plaintiffs with respect to most pending and proposed shareholder class actions commenced against the Company and certain other individuals. Also as previously announced, the settlement remains conditioned on receipt of all court, securities regulatory and stock exchange approvals. Nortel now anticipates that these conditions will be satisfied shortly, resulting in an effective date as early as March 20, 2007 for the finalization of the settlement. On or about this date, it is anticipated that approximately 4 percent of the total 62,866,775 Nortel Networks Corporation settlement shares will be issued to plaintiffs’ counsel in accordance with the terms of the settlement, and be freely tradable, with the remainder of the shares expected to be issued, and be freely tradable, in the second half of 2007.
About Nortel
Nortel is a recognized leader in delivering communications capabilities that make the promise of Business Made Simple a reality for our customers. Our next-generation technologies, for both service provider and enterprise networks, support multimedia and business-critical applications. Nortel’s technologies are designed to help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people to the information they need, when they need it. Nortel does business in more than 150 countries around the world. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain statements in this press release may contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, “targets”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities legislation. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different. Nortel has made various assumptions in the preparation of its financial outlook in this press release, including the following company specific assumptions: no further negative impact to Nortel’s results of operations, financial condition and liquidity arising from Nortel’s restatements of its financial results; Nortel’s prices increasing at or above the rate of price increases for similar products in geographic regions in which Nortel sells its products; increase in sales to Nortel’s enterprise customers and wireless service provider customers in the Asia Pacific region as a result of Nortel’s joint venture with LG Electronics Inc.; improvement in Nortel’s product costs due to favorable supplier pricing impacted by offset by higher costs associated with initial customer deployments in emerging markets; cost reductions resulting from the 2007 and 2006 restructuring plans; increased employee costs relative to expected cost of living adjustments and employee bonuses; and the effective execution of Nortel’s strategy, including implementation of its Business Transformation initiatives in 2007. Nortel has also made certain macroeconomic and general industry assumptions in the preparation of its financial guidance including: a modest decrease in the growth rate of the gross domestic product of global economies which is lower than the growth rate in 2006; global service provider capital expenditures in 2007 reflecting mid to high single digit growth as compared to high single digit growth in 2006; global growth rate to remain stable with investments in next generation products and services to offset declines in purchases of legacy equipment; and a moderate impact as a result of expected industry consolidation among service providers in various geographic regions, particularly in North America and EMEA. The above assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from its expectations set out in this press release.
Further, actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following (i) risks and uncertainties relating to Nortel’s business including: significant competition, competitive pricing practice, cautious capital spending by customers, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material, adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong; the sufficiency of recently announced restructuring actions; any negative developments associated with Nortel’s suppliers and contract manufacturing agreements including our reliance on certain suppliers for key optical networking solutions components; potential penalties, damages or cancelled customer contracts from failure to meet delivery and installation deadlines and any defects or errors in Nortel’s current or planned products; fluctuations in foreign currency exchange rates; potential higher operational and financial risks associated with Nortel’s efforts to expand internationally; potential additional valuation allowances for all or a portion of Nortel’s deferred tax assets if market conditions deteriorate or future results of operations are less than expected; a failure to protect Nortel’s intellectual property rights, or any adverse judgments or settlements arising out of disputes regarding intellectual property; any negative effect of a failure to maintain integrity of Nortel’s information systems; changes in regulation of the telecommunications industry or other aspects of the industry; any failure to successfully operate or integrate strategic acquisitions, or failure to consummate or succeed with strategic alliances; Nortel’s potential inability to attract or retain the personnel necessary to achieve its business objectives or to maintain an effective risk management strategy; (ii) risks and uncertainties relating to Nortel’s liquidity, financing arrangements and capital including: any inability of Nortel to manage cash flow fluctuations to fund working capital requirements or achieve its business objectives in a timely manner or obtain additional sources of funding; high levels of debt, limitations on Nortel capitalizing on business opportunities because of senior notes covenants, or on obtaining additional secured debt pursuant to the provisions of indentures governing certain of Nortel’s public debt issues; Nortel’s below investment grade credit rating; any increase of restricted cash requirements for Nortel if it is unable to secure alternative support for obligations arising from certain normal course business activities, or any inability of Nortel’s subsidiaries to provide it with sufficient funding; any negative effect to Nortel of the need to make larger defined benefit plans contributions in the future or exposure to customer credit risks or inability of customers to fulfill payment obligations under customer financing arrangements; or any negative impact on Nortel’s ability to make future acquisitions, raise capital, issue debt and retain employees arising from stock price volatility and any declines in the market price of Nortel’s publicly traded securities; and (iii) risks and uncertainties relating to Nortel’s prior restatements and current restatement and related matters including: any negative impact on Nortel and NNL of the current restatement; legal judgments, fines, penalties or settlements, or any substantial regulatory fines or other penalties or sanctions, related to the ongoing regulatory and criminal investigations of Nortel in the U.S. and Canada; the significant dilution of Nortel’s existing equity positions resulting from the approval of its class action settlement; any significant pending or future civil litigation actions not encompassed by Nortel’s class action settlement; any unsuccessful remediation of Nortel’s material weakness in internal control over financial reporting resulting in an inability to report Nortel’s results of operations and financial condition accurately and in a timely manner; Nortel’s inability to access, in its current form, its shelf registration filed with the United States Securities and Exchange Commission (SEC); or any breach by Nortel of the continued listing requirements of the NYSE or TSX causing the NYSE and/or the TSX to commence suspension or delisting procedures. For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form 10-K and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

**	Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.
Nortel will host a teleconference/audio webcast to discuss Fourth Quarter 2006 Results.
TIME:  8:30 AM — 9:30 AM ET on Monday, March 19, 2007
To participate, please call the following at least 15 minutes prior to the start of the event.

Teleconference:		Webcast:
North America:	1-888-211-4395	http://www.nortel.com/q4earnings2006
International:	1-416-620-2013

Replay:
(Available one hour after the conference call)
North America:	1-800-383-0935	Passcode: 21332243#
International:	1-402-530-5545	Passcode: 21332243#
Webcast:	http://www.nortel.com/q4earnings2006

NORTEL NETWORKS CORPORATION
Consolidated Statements of Operations
(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005
		As restated	As restated		As restated

Revenues:
Products	$3,016	$2,595	$2,697	$10,158	$9,338
Services	306	331	331	1,260	1,171

Total revenues	3,322	2,926	3,028	11,418	10,509

Cost of revenues:
Products	1,822	1,614	1,665	6,267	5,590
Services	177	189	180	712	641

Total cost of revenues	1,999	1,803	1,845	6,979	6,231

Gross profit	1,323	1,123	1,183	4,439	4,278

Selling, general and administrative expense	694	585	683	2,503	2,429
Research and development expense	488	474	457	1,939	1,874

Operating margin(a)	141	64	43	(3)	(25)

Amortization of intangibles	7	8	6	26	17
In-process research and development expense	6	—	—	22	—
Special charges	29	22	24	105	169
(Gain) loss on sale of businesses and assets	(164)	(15)	11	(206)	47
Shareholder litigation settlement expense (recovery)	234	38	2,474	(219)	2,474

Operating earnings (loss)	29	11	(2,472)	269	(2,732)

Other income — net	34	58	113	212	295
Interest expense
Long-term debt	(84)	(85)	(54)	(272)	(209)
Other	(13)	(20)	(3)	(68)	(10)

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	(34)	(36)	(2,416)	141	(2,656)
Income tax benefit (expense)	9	(15)	134	(60)	81

	(25)	(51)	(2,282)	81	(2,575)
Minority interests — net of tax	(58)	(11)	(2)	(59)	(39)
Equity in net earnings (loss) of associated companies — net of tax	3	(1)	—	(3)	3

Net earnings (loss) from continuing operations	(80)	(63)	(2,284)	19	(2,611)
Net earnings from discontinued operations — net of tax	—	—	(2)	—	1

Net earnings (loss) before cumulative effect of accounting change	(80)	(63)	(2,286)	19	(2,610)
Cumulative effect of accounting change — net of tax	—	—	—	9	—

Net earnings (loss)	$(80)	$(63)	$(2,286)	$28	$(2,610)

Average shares outstanding (millions) — Basic(b)	434	434	434	434	434
Average shares outstanding (millions) — Diluted(b)	434	434	434	434	434

Basic and diluted earnings (loss) per common share
— from continuing operations	$(0.19)	$(0.14)	$(5.26)	$0.06	$(6.02)
— from discontinued operations	0.00	0.00	0.00	0.00	0.00

Basic and diluted earnings (loss) per common share	$(0.19)	$(0.14)	$(5.26)	$0.06	$(6.02)

(a)	Operating margin is a non-GAAP measure defined as gross profit less SG&A and R&D expenses divided by revenue. The Company believes that operating margin is a meaningful measurement of operating performance. Commencing in 2007 the CEO will use both Management EBT and Operating Margin as the primary financial measures in assessing performance and allocating resources to our operating segments.

(b)	Reflects the consolidation of the outstanding Nortel common shares at a ratio of 1 consolidated share for 10 pre-consolidated shares effective December 1, 2006.

NORTEL NETWORKS CORPORATION
Consolidated Balance Sheets
(U.S. GAAP; Millions of U.S. dollars, except for share amounts)

	December 31,	September 30,	December 31,
	2006	2006	2005
		As restated	As restated

ASSETS

Current assets
Cash and cash equivalents	$3,492	$2,600	$2,951
Restricted cash and cash equivalents	639	628	77
Accounts receivable — net	2,785	2,795	2,826
Inventories — net	1,989	2,139	2,080
Deferred income taxes — net	276	405	377
Other current assets	742	739	798

Total current assets	9,923	9,306	9,109

Investments	204	212	244
Plant and equipment — net	1,530	1,557	1,560
Goodwill	2,529	2,589	2,586
Intangible assets — net	241	184	172
Deferred income taxes — net	3,863	3,687	3,664
Other assets	689	716	800

Total assets	$18,979	$18,251	$18,135

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade and other accounts payable	$1,125	$951	$1,181
Payroll and benefit-related liabilities	640	790	803
Contractual liabilities	243	221	348
Restructuring liabilities	97	93	99
Other accrued liabilities	4,603	4,420	4,232
Long-term debt due within one year	18	18	1,446

Total current liabilities	6,726	6,493	8,109

Long-term debt	4,446	4,446	2,439
Deferred income taxes — net	97	107	104
Other liabilities	5,810	5,159	5,937

Total liabilities	17,079	16,205	16,589

Minority interests in subsidiary companies	779	757	783

Guarantees, commitments and contingencies

SHAREHOLDERS’ EQUITY
Common shares, without par value — Authorized shares: unlimited; Issued and outstanding shares: 433,934,747 and 433,916,293 for 2006 and 2005, respectively.	33,938	33,936	33,932
Additional paid-in capital	3,378	3,352	3,281
Accumulated deficit	(35,574)	(35,494)	(35,602)
Accumulated other comprehensive loss	(621)	(505)	(848)

Total shareholders’ equity	1,121	1,289	763

Total liabilities and shareholders’ equity	$18,979	$18,251	$18,135

NORTEL NETWORKS CORPORATION
Consolidated Statements of Cash Flows
(U.S. GAAP; Millions of U.S. dollars)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005
		As restated	As restated		As restated

Cash flows from (used in) operating activities
Net earnings (loss)	$(80)	$(63)	$(2,286)	$28	$(2,610)
Adjustments to reconcile net earnings (loss) from continuing operations to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	69	87	69	290	302
Non-cash portion of shareholder litigation settlement expense (recovery)	234	38	1,899	(219)	1,899
Non-cash portion of special charges and related asset write downs	1	11	35	3	38
Non-cash portion of in-process research and development expense	6	—	—	22	—
Equity in net (earnings) loss of associated companies	(3)	1	(1)	3	(3)
Stock based compensation expense	29	30	30	112	88
Deferred income taxes	(40)	21	(171)	31	(116)
Net (earnings) from discontinued operations	—	—	2	—	(1)
Cumulative effect of accounting changes	—	—	—	(9)	—
Pension and other accruals	77	84	29	346	299
(Gain) loss on sale or write down of investments, businesses and assets	(166)	(8)	(40)	(200)	(20)
Minority interests	58	11	1	59	39
Other — net	66	26	128	220	123
Change in operating assets and liabilities	269	(239)	423	(449)	(217)

Net cash from (used in) operating activities of continuing operations	520	(1)	118	237	(179)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(56)	(83)	(82)	(316)	(258)
Proceeds on disposals of plant and equipment	18	36	—	143	10
Change in restricted cash and cash equivalents	(11)	21	(6)	(557)	3
Acquisitions of investments and businesses — net of cash acquired	(12)	(9)	(202)	(146)	(651)
Proceeds from the sale of investments and businesses	404	88	162	603	470

Net cash from (used in) investing activities of continuing operations	343	53	(128)	(273)	(426)

Cash flows from (used in) financing activities
Dividends paid by subsidiaries to minority interests	(14)	(15)	(10)	(60)	(43)
Increase in notes payable	17	61	11	105	70
Decrease in notes payable	(4)	(63)	(19)	(79)	(83)
Proceeds from issuance of long-term debt	—	2,000	—	3,300	—
Repayments of long-term debt	—	(1,300)	—	(2,725)	—
Debt issuance cost	—	(42)	—	(42)	—
Increase in capital leases payable	1	—	—	1	—
Decrease in capital leases payable	(5)	(3)	(2)	(17)	(10)
Issuance of common shares	—	—	2	1	6
Share consolidation cost	(1)	—	—	(1)	—

Net cash from (used in) financing activities of continuing operations	(6)	638	(18)	483	(60)

Effect of foreign exchange rate changes on cash and cash equivalents	35	6	(16)	94	(102)

Net cash from (used in) continuing operations	892	696	(44)	541	(767)
Net cash from (used in) operating activities of discontinued operations	—	—	(1)	—	33

Net increase (decrease) in cash and cash equivalents	892	696	(45)	541	(734)
Cash and cash equivalents at beginning of year	2,600	1,904	2,996	2,951	3,685

Cash and cash equivalents at end of year	$3,492	$2,600	$2,951	$3,492	$2,951

NORTEL NETWORKS CORPORATION
Consolidated Financial Information
(U.S. GAAP; Millions of U.S. dollars)
Segmented revenues
The following table summarizes our revenue by reportable segment for:

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005
		As restated	As restated		As restated

Revenues

Mobility and Converged Core Networks	$1,672	$1,522	$1,757	$5,922	$5,680
Enterprise Solutions	806	581	501	2,340	2,105
Metro Ethernet Networks	473	432	400	1,670	1,408
Global Services	313	331	307	1,242	1,170

Total reportable segments	3,264	2,866	2,965	11,174	10,363
Other	58	60	63	244	146

Total revenues	$3,322	$2,926	$3,028	$11,418	$10,509

Geographic revenues
The following table summarizes our geographic revenues based on the location of the customer for:

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

U.S.	$1,515	$1,304	$1,367	$5,092	$5,203
EMEA	893	825	763	3,239	2,704
Canada	186	228	134	720	571
Asia	545	431	580	1,736	1,422
CALA	183	138	184	631	609

Total	$3,322	$2,926	$3,028	$11,418	$10,509

(a)	Europe, Middle East and Africa

(b)	Caribbean and Latin America
Network Solutions revenues
The following table summarizes our revenues by category of network solutions for each of our reportable segments for:

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

Revenues

Mobility and Converged Core Networks
CDMA solutions	$788	$699	$575	$2,512	$2,181
GSM and UMTS solutions	636	557	935	2,413	2,615
Circuit and packet voice solutions	248	266	247	997	884

	1,672	1,522	1,757	5,922	5,680

Enterprise Solutions
Circuit and packet voice solutions	570	391	355	1,628	1,477
Data networking and security solutions	236	190	146	712	628

	806	581	501	2,340	2,105

Metro Ethernet Networks
Optical networking solutions	350	322	287	1,186	1,008
Data networking and security solutions	123	110	113	484	400

	473	432	400	1,670	1,408

Global Services	313	331	307	1,242	1,170
Other	58	60	63	244	146

Total revenues	$3,322	$2,926	$3,028	$11,418	$10,509

Restatement Impacts
Changes to previously filed financial statements

	Nine Months
	Ended September	2006			Year Ended
	30, 2006	Q3	Q2	Q1	2005	2004	Prior Periods
Revenue	$15	$(29)	$36	$8	$(14)	$(38)	$(28)
Gross Profit	17	(2)	2	17	(28)	(20)	(29)
Operating Margin	—	24	(25)	1	(62)	(48)	(14)
Net Earnings (Loss)	8	36	(24)	(4)	(35)	(40)	(2)